Exhibit 23.4
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the use in the Prospectus constituting part of this amendment No. 2 to the Registration Statement on Form SB-2 of our report dated February 24, 2006 relating to the consolidated balance sheets of Cadence Resources Corporation and Subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of operations, shareholders’ equity and cash flows for each of the years then ended, appearing in such Prospectus.
We also consent to the reference to our firm under the heading “Experts” in the Prospectus.

RACHLIN COHEN & HOLTZ LLP
Miami, Florida
October 18, 2006

Rachin Cohen & Holtz llp
450 East Las Olas Boulevard ▪ Suite 950 ▪ Fort Lauderdale, Florida 33301 ▪ Phone 954.525 1040 ▪ Fax 954 525 2004 ▪ www.rachlin.com
An Independent Member of Baker Tilly International
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